UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
        --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):
                                January 25, 2007


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                            93-0926999
(State of other Jurisdiction                              (IRS Employer ID No.)
        of Incorporation)

2777 HEARTLAND DRIVE, CORALVILLE, IOWA                           52241
(Address of Principal Executive Offices)                       (Zip Code)


        Registrant's Telephone Number (including area code): 319-545-2728

Item 9.01. Financial Statements and Exhibits

     Exhibit 99.1 - Heartland Express, Inc. press release dated January 25, 2007 with respect to the Company's financial results for the quarter ended December 31, 2006.

Item 2.02. Results of Operations and Financial Condition.

     On January 25, 2007, Heartland Express, Inc. announced its financial results for the quarter ended December 31, 2006. The press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                HEARTLAND EXPRESS, INC.

Date: January 25, 2007                          BY:/s/John P. Cosaert
                                                -----------------------
                                                JOHN P. COSAERT
                                                Vice-President
                                                Finance and Treasurer

                                Exhibit No. 99.1

Thursday, January 25, 2007, For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2006.

CORALVILLE, IOWA - January 25, 2007 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2006. Operating revenues for the quarter increased 4.8% to $146.8 million from $140.1 million in the fourth quarter of 2005. Net income decreased 9.2% to $19.6 million from $21.6 million in the 2005 period. Earnings per share were $0.20 compared to $0.22 for the fourth quarter of 2005.

For the year ended December 31, 2006, operating revenues increased 9.2% to $571.9 from $523.8 during the same period in 2005. Net income increased 21.2% to $87.2 million from $71.9 million in the 2005 period. Earnings per share were $0.89 compared with $0.73 for the 2005 period.

     Gains on disposal of revenue equipment decreased to $0.6 million in the fourth quarter of 2006 compared to $5.8 million in the fourth quarter of 2005 primarily due to fewer trade-ins of revenue equipment. As a result, earnings per share were negatively impacted $0.03 per share for the quarter ended December 31, 2006. Operating results for the year are impacted by gains primarily from the trade of revenue equipment. Effective July 1, 2005 gains from the trade of revenue equipment are being recognized in operating income in compliance with Statement of Financial Accounting Standards ("SFAS") No. 153, "Accounting for Non-monetary Transactions". Prior to July 1, 2005 gains from the trade-in of revenue equipment were deferred and presented as a reduction of the depreciable basis of new revenue equipment. Gains on disposal of revenue equipment increased to $18.1 million during the year compared to $8.0 million in 2005. As a result, earnings per share were positively impacted $0.07 per share for the year ended December 31, 2006. Depreciation expense increased $3.3 million during the year ended December 31, 2006 as a result of SFAS No. 153, resulting in a decrease of $0.02 earnings per share.

     For the quarter, Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of operating revenues) of 81.4% and a 13.4% net margin. The Company reported an operating ratio of 78.4% and a 15.2% net margin for the year ended December 31, 2006. The Company ended the year with cash, cash equivalents, and short-term investments of $331.3 million, a $43.7 million increase from the $287.6 million reported on December 31, 2005. The Company's balance sheet continues to be debt-free.

     The Company completed the upgrade of its tractor fleet during the quarter. The Company took delivery of 400 new International tractors during the period and will take delivery of additional units in the first quarter. Federally mandated engine emission standards are required for all newly-manufactured engines beginning in January 2007. The Company is taking delivery of additional new trucks with pre-2007 engines because of the higher costs and untested technology associated with the new engine. The average age of the Company's tractor fleet was 1.2 years at December 31, 2006. The average age of the Company's trailer fleet was 3.1 years at December 31, 2006 with primarily the entire trailer fleet consisting of 2002 or newer model year Wabash trailers.

     During the quarter, Heartland Express declared a regular quarterly cash dividend. The quarterly dividend of approximately $2.0 million at the rate of $0.02 per share was paid on January 2, 2007 to shareholders of record at the close of business on December 21, 2006. The Company has now paid cash dividends of $20.3 million over the past fourteen consecutive quarters. In addition, the Company declared a 4-for-3 stock split, paid as a 33% stock dividend in the second quarter of 2006. This was the Company's ninth stock split since going public in 1986. The Company's annual cash dividend increased approximately $2.0 million per year, a 33% increase. All share and per share data presented have been adjusted retroactively to reflect the effect of the stock split.

     The Company purchased 176,700 shares of its outstanding common stock during the year. There are 4.9 million shares remaining under the repurchase program approved in September 2001 by its Board of Directors. Our strong cash position has allowed us to improve shareholder return with share repurchases and cash dividends without effecting growth opportunities. This repurchase of shares demonstrates the Board of Director's confidence in the Company's performance and future prospects.

     Heartland Express was named to the Forbes Magazine's list of the "200 Best Small Companies in America" for the fifth consecutive year and the fifteenth time during its twenty years as a public company.

     This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

                        Contact: Heartland Express, Inc.
                             Mike Gerdin, President
                      John Cosaert, Chief Financial Officer
                                  319-545-2728

                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


                                                    Three months ended               Twelve months ended
                                                        December 31,                     December 31,

                                                   2006             2005             2006             2005
                                                   ----             ----             ----             ----

OPERATING REVENUE .........................   $ 146,803,756    $ 140,054,231    $ 571,919,173    $ 523,792,747
                                              -------------    -------------    -------------    -------------

OPERATING EXPENSES:

   Salaries, wages, benefits ..............   $  48,842,108    $  42,987,613    $ 189,179,381    $ 174,180,078

   Rent and purchased transportation ......       5,322,346        6,630,550       24,388,010       29,634,982

   Fuel ...................................      36,518,430       35,509,621      146,240,090      123,557,662

   Operations and maintenance .............       3,016,657        4,537,916       12,646,506       14,955,409

   Operating taxes and licenses ...........       2,612,938        2,463,156        9,143,059        8,968,439

   Insurance and claims ...................       5,076,975        6,120,904       16,620,678       17,938,170

   Communications and utilities ...........         913,335          958,068        3,721,282        3,554,328

   Depreciation ...........................      13,545,636       10,967,604       47,351,247       38,228,334

   Other operating expenses ...............       4,243,309        4,216,045       17,356,647       16,695,948

   Gain on disposal of property & equipment        (572,157)      (5,769,251)     (18,143,924)      (8,031,915)
                                              -------------    -------------    -------------    -------------

                                                119,519,577      108,622,226      448,502,976      419,681,435
                                              -------------    -------------    -------------    -------------

                Operating income ..........      27,284,179       31,432,005      123,416,197      104,111,312

   Interest income ........................       3,178,031        2,119,595       11,731,973        7,372,543
                                              -------------    -------------    -------------    -------------

   Income before income taxes .............      30,462,210       33,551,600      135,148,170      111,483,855

  Federal and state income taxes ..........      10,814,083       11,912,142       47,977,601       39,578,093
                                              -------------    -------------    -------------    -------------

   Net income .............................   $  19,648,127    $  21,639,458    $  87,170,569    $  71,905,762
                                              =============    =============    =============    =============

   Earnings per share .....................   $        0.20    $        0.22    $        0.89    $        0.73
                                              =============    =============    =============    =============

   Weighted average shares
   outstanding ............................      98,251,889       98,428,589       98,359,361       99,125,254
                                              =============    =============    =============    =============

   Dividends declared per share ...........   $       0.020    $       0.015    $       0.075    $       0.060
                                              =============    =============    =============    =============


                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
                                                December 31,     December 31,
                                                   2006             2005
                                               -------------    -------------

CURRENT ASSETS
  Cash and cash equivalents ................   $   8,458,882    $   5,366,929
  Short-term investments ...................     322,829,306      282,255,377
  Trade receivables ........................      43,499,482       42,860,411
  Prepaid tires ............................       5,075,566        3,998,430
  Other prepaid expenses ...................       1,635,077          304,667
  Deferred income taxes ....................      29,177,000       28,721,000
                                               -------------    -------------
     Total current assets ..................   $ 410,675,313    $ 363,506,814
                                               -------------    -------------

PROPERTY AND EQUIPMENT .....................   $ 344,323,852    $ 281,710,956
  Less accumulated depreciation ............      96,293,111       81,204,416
                                               -------------    -------------
                                               $ 248,030,741    $ 200,506,540
                                               -------------    -------------
OTHER ASSETS ...............................   $  10,363,658    $   9,494,571
                                               -------------    -------------
                                               $ 669,069,712    $ 573,507,925
                                               =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable & accrued liabilities ...   $  15,075,647    $  10,572,525
  Compensation & benefits ..................      15,028,378       12,629,831
  Income taxes payable .....................      11,721,610        8,064,947
  Insurance accruals .......................      56,651,853       53,631,471
  Other accruals ...........................       8,248,415        7,345,499
                                               -------------    -------------
     Total current liabilities .............   $ 106,725,903    $  92,244,273
                                               -------------    -------------

DEFERRED INCOME TAXES ......................   $  56,408,000   $   48,012,000
                                               -------------    -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Capital stock: common, $.01 par value;
  authorized 395,000,000 shares; issued and
  outstanding 98,251,889 in 2006 and
  98,428,589 in 2005 .......................    $    982,519    $     738,215
  Additional paid-in capital ...............         376,029               --
  Retained earnings ........................     504,577,261      432,952,138
                                               -------------    -------------
                                               $ 505,935,809    $ 433,690,353
  Less unearned compensation ...............              --         (438,701)
                                               -------------    -------------
                                               $ 505,935,809    $ 433,251,652
                                               -------------    -------------
                                               $ 669,069,712    $ 573,507,925
                                               =============    =============
